Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-188489, 333-159632, 333-159630, 333-101996, 333-83968, 333-68558, 333-60195, 333-22109, 333-14071, 333-14067 and 33-54027) of Furmanite Corporation of our report dated March 6, 2014, except for the effects of discontinued operations discussed in Notes 1, 2 and 16 as to which the date is December 17, 2015, with respect to the consolidated financial statements of Furmanite Corporation and subsidiaries as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, which appears in this Form 8‑K filed on or about December 17, 2015.

/s/ UHY LLP

Farmington Hills, Michigan
December 17, 2015